SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  October 21, 1994




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)








Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.   Diablo Canyon Nuclear Power Plant - Diablo Canyon Rate Case
     Settlement

As previously disclosed, in August 1994 the Division of Ratepayer Advocates (DRA) of the California Public Utilities Commission
(CPUC) filed a petition seeking to modify the CPUC's 1993 order refusing to reconsider the Diablo Canyon Rate Case Settlement (Diablo Settlement). The DRA requested that the CPUC modify its earlier decision for the purpose of reopening the Diablo Settlement to consider modification of the payment methodology included in the Diablo Settlement. In addition, the DRA recommended that the price paid for electricity generated by the Diablo Canyon Nuclear Power Plant (Diablo Canyon) be frozen at the 1994 price level. In September 1994, the Company responded to the DRA petition, requesting that the petition be rejected because it is contrary to law, violates the DRA's contractual obligation as a party to a settlement adopted by the CPUC and raises no new facts or circumstances different from those rejected by the CPUC in the 1993 order referred to above.

On October 19, 1994, an Administrative Law Judge (ALJ) of the CPUC issued a ruling on the DRA's petition. In his ruling, the ALJ indicated that he considers the DRA's petition for modification as a motion (1) to set a hearing to modify the pricing methodology included in the Diablo Settlement and (2) to freeze Diablo Canyon prices pending such a hearing. The ALJ rejected the Company's assertion that since the DRA is a party to the Diablo Settlement it is barred from unilaterally recommending changes in the Diablo Settlement. The ALJ also reaffirmed the CPUC's authority to amend any decision made by it. However, the ALJ indicated an unwillingness to set a hearing on a case of such potential magnitude without additional evidence on the issues. Accordingly, the ALJ's ruling scheduled a hearing for December 20, 1994 on the DRA's motion, and ordered the parties to submit affidavits and exhibits in support of or opposed to DRA's motion prior to the hearing.

B.   Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular non-bargaining unit employees of the Company and designated subsidiaries. The Plan provides for awards based on (1) the Company's success in meeting overall corporate financial performance objectives, based on earnings per share for the Company; and (2) the performance of the employee's organizational unit in meeting its individual objectives. The corporate and organizational objectives include quality and reliability of service to customers, financial performance, cost control and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the Board (Committee) makes the final determination of awards based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards.

The performance measurement target for the 1994 Plan year was disclosed in a Report on Form 8-K dated January 10, 1994, and was based upon the corporate capital and operating budgets prepared for 1994. The Company's overall earnings per share are comprised of earnings per share for the Company's three types of operations: utility, Diablo Canyon nuclear power plant (Diablo Canyon) and nonregulated through PG&E Enterprises, a wholly owned subsidiary.

The 1994 budgeted earnings per share for the utility were derived from, among other things, (i) budgeted revenues as authorized by the CPUC for 1994 which includes the impact of the Company's economic stimulus rate, the electric rate freeze and the corporate reorganization and workforce reduction program announced in early 1993, (ii) the Company's capital budget for 1994 of approximately $1.4 billion for utility operations and
(iii) budgeted operating expenses for utility operations that are approximately 5% less than budgeted for 1993. The utility budgeted earnings per share assumes contribution to earnings of $.10 per share from Pacific Gas Transmission Company (PGT), a wholly owned subsidiary of the Company, of which $.09 per share relates to the interstate portion of the PGT-PG&E pipeline expansion project. The budgeted earnings per share for utility assumes no earnings for the California portion of the expansion project. As previously disclosed, shippers on the California portion of the PGT-PG&E pipeline expansion project have only executed long-term firm transportation contracts for approximately 40% of the firm intrastate capacity, and the Company continues to market the remaining capacity on a long-term firm and "as available" basis.

The budgeted earnings per share for Diablo Canyon were derived from, among other things, (i) an operating capacity factor (excluding refueling outages) of 91%, (ii) an overall annual capacity factor of 75.3% and (iii) one 64-day refueling outage at Unit 1 and one 62-day refueling outage at Unit 2 during 1994. Budgeted operating expenses for 1994 relating to Diablo Canyon are approximately 13% more than budgeted for 1993. Budgeted capital expenditures for Diablo Canyon are approximately $105 million for 1994.

The budgeted earnings per share for the period ending September 30, 1994, assume 426 million shares outstanding. The budgeted earnings per share amounts assume no significant gain or loss on the sale of assets. Actual performance during the year may differ materially from the budgeted amounts.


As previously announced, the Company will be eliminating between 2,500 and 3,000 employment positions. It is currently estimated that the workforce reduction program will cost approximately $280 million. In addition, depending on the impact of the reductions on the Company's pension and other postretirement benefit plans, the Company may have to recognize an additional cost of up to approximately $50 million. The cost of the workforce reduction program would be expensed in the fourth quarter of 1994. The Company does not plan on seeking rate recovery for the cost of this workforce reduction as it did in connection with the workforce reduction program in 1993.

On a quarterly basis, the Company discloses the year-to-date financial performance of the Company relating to the three types of operations: utility, Diablo Canyon and PG&E Enterprises. For the nine months ended September 30, 1994, selected financial information is shown below:

                        (in thousands, except per share amounts)
                         Nine Months Ended September 30, 1994
=================================================================
                             Actual    (1)           Budget    (2)
Operating Revenues:        (unaudited)

   Utility                 $ 6,219,175             $ 6,275,385
   Diablo Canyon             1,429,947 (3)           1,335,223
   PG&E Enterprises            160,050                 171,610
                           -----------             -----------
Total Consolidated         $ 7,809,172             $ 7,782,218
                           ===========             ===========
Net Income (Loss):

   Utility                 $   520,619 (4)         $   660,018
   Diablo Canyon               379,053 (3)             301,948
   PG&E Enterprises              4,278                   5,493
                           -----------             -----------
Total Consolidated         $   903,950             $   967,459
                           ===========             ===========
Earnings Per Common
Share:

   Utility                 $       1.14 (4)        $      1.48
   Diablo Canyon                   0.85 (3)               0.68
   PG&E Enterprises                0.01                   0.01
                             ----------            -----------
Total Consolidated         $       2.00            $      2.17
                             ==========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of operating revenues, net income and earnings per common share for the interim period. All material adjustments are of a normal recurring nature, except as noted below. The actual results above are not necessarily indicative of the results to be obtained in the full fiscal year. This information should be read in conjunction with the 1993 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Company's Annual Report on Form 10-K, and the Consolidated Financial Statements and Notes to Consolidated Financial Statements in the Quarterly Reports on Form 10-Q for the quarters ended June 30, 1994, and March 31, 1994.

(2) The budgeted amounts are performance targets and not forecasts of actual performance that is expected or will be realized by the Company. The budgeted amounts do not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Company's Notes to Consolidated Financial Statements, which could affect the Company's performance during the year.

(3) Diablo Canyon operated at an overall capacity factor of 82.5% compared to a budgeted overall capacity factor of 76.9% for the nine months ended September 30, 1994. The refueling outage at Unit 2 began 14 days later than the starting date assumed in the budget. As a consequence, the actual revenues exceed budgeted amounts by approximately $43 million.

(4) In the nine-month period ended September 30, 1994, the Company incurred expenses of approximately $245 million ($.34 per share) resulting from reserves relating to the California Public Utilities Commission's (CPUC) review of the reasonableness of the Company's gas costs, an increase in litigation reserves, a reserve for a portion of the gas revenues accumulated in balancing accounts, contingencies relating to commitments for gas transportation capacity and the writedown of gas inventories.

                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Vice President and
                                 Chief Financial Officer



Dated:  October 21, 1994